Exhibit 99.1

2010 Analyst Day June 16, 2010

Certain statements in this presentation, and other written or oral statements made by or on behalf of us, are “forward-looking statements” within the meaning of the federal securities laws. Statements regarding future events and developments and our future performance, as well as management’s expectations, beliefs, plans, estimates or projections relating to the future, including statements regarding guidance, are forward-looking statements within the meaning of these laws. Although we believe that the expectations reflected in such forward-looking statements are based upon reasonable assumptions, there can be no assurance that the expectations will be realized. These forward-looking statements are subject to a number of known and unknown risks and uncertainties, many of which are beyond our control that could cause actual results to differ materially and adversely from such statements. These risks and uncertainties include: changes in the price of potash or langbeinite; operational difficulties at our facilities; changes in demand and/or supply for potash or langbeinite; changes in our reserve estimates; our ability to achieve the initiatives of our business strategy, including but not limited to the development of the HB Mine as a solution mine and the further development of our langbeinite recovery assets; changes in the prices of our raw materials, including but not limited to the price of natural gas and power; fluctuations in the costs of transporting our products to customers; changes in labor costs and availability of labor with mining expertise; the impact of federal, state or local government regulations, including but not limited to environmental and mining regulations; competition in the fertilizer industry; declines in U.S. or world agricultural production; declines in oil and gas drilling; changes in economic conditions; adverse weather events at our facilities; our ability to comply with covenants inherent in our current and future debt obligations to avoid defaulting under those agreements; continued disruption in credit markets; governmental policy changes that may adversely affect our business and the risk factors detailed in our filings with the U.S. Securities and Exchange Commission. Please refer to those filings for more information on these risk factors. 2 Cautionary Statements Regarding Forward-Looking Information

Company Overview – Bob Jornayvaz Sales – R.L. Moore Operations Review – John Mansanti Break Organic Growth Opportunities – Hugh Harvey & Kevin Ryan Financial Review & Capital Projects– Dave Honeyfield Questions & Answers 3 Meeting Agenda

4 Today’s Corporate Participants Bob Jornayvaz – Executive Chairman of the Board Hugh Harvey – Executive Vice Chairman of the Board Dave Honeyfield – President, Chief Financial Officer & Treasurer R.L. Moore – Senior Vice President of Marketing & Sales John Mansanti – Vice President of Operations Kevin Ryan – Senior Project Engineer William Kent – Director of Investor Relations

Company Overview Bob Jornayvaz, Executive Chairman of the Board ®

6 Intrepid Potash Strategically Located, Potash-Only Company Intrepid currently has an intense margin focus: Improve reliability and efficiency Capital investment to increase recoveries and productivity which is designed to lower per ton production cost Innovate production methods Strategic marketing Our production focus combined with potash fundamentals delivers long-term margin opportunity Florida New Mexico Texas Oklahoma Kansas Nebraska South Dakota Montana Wyoming Colorado Utah Idaho Arizona Nevada Washington California Oregon Kentucky Maine New York Pennsylvania Michigan Vermont New Hampshire Virginia West Virginia Ohio Indiana Illinois North Carolina Tennessee South Carolina Alabama Mississippi Arkansas Louisiana Missouri Iowa Minnesota Wisconsin Georgia North Dakota HB Solution Mine Developmental Asset Operating Solar Evaporation Solution Mine Operating Conventional Mine North Mine Developmental Asset

7 Strategy of Combining the Asset Base Intrepid acquired its first domestic potash mine in February 2000 Recognition by Intrepid there were a number of potash facilities in the United States that had been under-appreciated and received minimal capital investment for many years Management developed a plan to acquire these assets and build upon the leverage that scale and investment provides Steady capital investment plan is in place that focuses on projects designed to upgrade the productive capacity, reliability, technology and recovery in each of our mines and facilities

8 Building Upon Our History of Value Creation Through Innovation February 2004: Acquired Carlsbad facilities from Mississippi Chemical April 2004: Acquired Wendover facility from Reilly Chemical February 2000: Acquired Moab facility from Potash Corp. 2000 2005 2006 2008 2007 2004 2001: Doubled Moab production with expansion of vertical drilling into existing production zone 2007-08: Build out of management team to execute growth plan August 2005: Began langbeinite production by building first-of-its-kind plant in Carlsbad Approximately $290 Million Invested Since Inception to Improve and Expand Facilities September 2004: Built deep brine well at Wendover Years added to Mine Life: 120 Years added to Mine Life: 30 Years added to Mine Life: 59 2010 HB Solution Mine: Moving through EIS, target permitting in Q3-Q4 2011 2009 April 2008: Completed Initial Public Offering; NYSE listed: IPI 2008 -09: Completed numerous debottle - necking and recovery expansion projects Langbeinite Recovery Improvement Project : expect to increase recoveries to 50 percent (In Process) 2004: Added 120 years of mine life to Moab with first use of horizontal drilling methods in potash

9 Company Overview The largest U.S. producer of potassium fertilizer Only western world producer created and dedicated solely to potash-related products Supplies ~1.6% of global demand and ~9.4% of U.S. demand 1 of 2 global producers of sulfate of potash magnesia, marketed as Trio™ 5 active production facilities Productive capacity of approximately 0.9 million tons of potash and ~0.2 million tons of Trio™ Additional development and brownfield productive capacity of approximately 0.2 million tons of potash and ~0.2 million tons of Trio™ expected within 2 – 3 years Development projects should increase reliability and recoveries to lower our per ton production cost Balance sheet and cash from operations provide flexibility and stability

10 Supply and Demand Conditions Lead to the Current Pricing Environment Granular Muriate of Potash (MOP) Midwest Pricing Midwest Granular MOP ($/ton) Source: Green Markets, Fertecon, International Plant Nutrition Institute (IPNI). Example Prices ($ / ton) U.S. Midwest (fob warehouse) $400 spot Saskatchewan (fob mine) $384 spot Brazil (cfr Brazilian port) $525-540 spot China (cfr Chinese port) $318 contract as of Dec. 2009 Japan (cfr Japanese port) $400 contract as of January 2010 India (cfr Indian port) $417 contract as of July 2009 Dec. 2006: Berezniki 1 mine flood removes 1.3MM tons of KCL 1991: Collapse of Soviet Union 2006: Canpotex concludes pricing negotiations with China 1997: Potacan mine flood removes 0.8MM tons of KCL 1986: Berezniki 3 mine flood removes 1.8MM tons of KCL 2000: Intrepid Acquisition of Moab 2004: Intrepid Acquisition of Carlsbad and Wendover Nov. 2008: Global buyer stand-off and significant reported production curtailments Aug. 2008: Record low potash inventories July 2009: Silvinit announces $417 per ton to India Dec. 2009: BPC announces $318 per ton to China Feb. 2010: BPC raises spot price to $366 per ton on uptick in demand 0 100 200 300 400 500 600 700 800 900 1985 1987 1989 1991 1993 1995 1997 1999 2001 2003 2005 2007 2009

Potash Compared to other Nutrients 11 Source: Green Markets Notes: (1) Price for Granular MOP Midwest (2) Net Realized Potash Price for April & May 2010 is based on preliminary data published on SEC Form 8-K on June 8, 2010 Since January 2008 Indexed Historical Granular MOP Midwest Prices Compared to Other Fertilizers Prices Urea (U.S. Gulf Prill Import) DAP (New Orleans Barge) Potash (1) Intrepid Realized Potash Price (2)

Intrepid Net Realized Sales Price Advantage 12 Producer Average Net Realized Potash Sales Price Per Ton ($/ton) Intrepid Average Net Realized Sales Price Per Ton Advantage ($/ton)

13 United States Potash Consumption Source : Fertecon, United States Department of Agriculture (USDA). Potash consumption is shown in fertilizer years (July – June). Grains stocks include: Barley, Corn, Oats, Sorghum, Wheat Potash fertilizer consumption has remained relatively constant, with an annual volatility of approximately ten percent, over the past 27 years Corn acres planted in the U.S. were 93.5MM acres in 2007, 86.0MM acres in 2008, 86.5 MM acres in 2009 and are estimated to be 88.8MM acres in 2010 1982: Recession leads to lower consumption; Payment In Kind program reduces planted acres 1991-1997: Low grain stocks lead to increased consumption 1998: Russian financial crisis impacts world markets 2001- mid 2008: Global economic expansion leads to increased demand (2006 delayed Chinese negotiations) 0% 10% 20% 30% 40% 50% 60% 70% 80% 90% 100% - 2,000 4,000 6,000 8,000 10,000 12,000 Grains Stocks to Use Ratio KCL Tons ('000) FERTECON U.S. Potash Consumption and Grains Stocks to Use Ratio KCL Tons Stocks to Use Ratio

Farmers Understand the Agronomic Benefits of Potash Potash application rates were down in 2008 and 2009 2009 presented good growing conditions for farmers A robust 2009 crop coupled with lower application rates means soils were being depleted of “banked” nutrients An equally strong 2010 crop should result in a significant nutrient draw down Over 80% of respondents said that potassium was either important and / or critical to their yield potential Strong indication that potash application rates need to at least match replacement rates for nutrients removed from the soil Based on responses, a majority of farmers stated they rely on soil test results and that application levels will be at or near recommended rates 14 Strong Crop Yields in 2009 Result in Removal of Nutrients from the Soil (1) Intrepid Farmer Survey Confirms Importance of Potash (2) (1) USDA projection for 2009/10 Corn yield of 164.7 bu/ac. (2) 39,399 emails delivered, 4,049 opened, 649 responses, 1.6% response rate; Survey conducted August 24, 2009 through September 4, 2009.

15 Potash Market Trends Worldwide recession Global buyer / dealer hesitation Producer inventories building Elective production curtailments / mine shutdowns Relatively full supply chain at the dealer and retail level Dealers unwilling to take price risk Slower sales into agricultural & industrial markets Corn prices under pressure due to high yields from good weather Mid 2008 – Mid 2009 Today Farmers applied potash during the spring at more historically normal levels Recent price increases by potash producers obtained some traction for spring season Dealers willing to purchase product to satisfy known demand, but hesitant to get too far ahead of known demand Buyer hesitation subsided for a period of time, but global demand has not been quite as strong as anticipated North American producer inventory levels were reduced through the spring Sales have slowed in the near term as spring planting has largely been completed and dealers are pausing to make purchase decisions later in the summer Profitability of the farmer is a key consideration in any market

16 Strong Returns for Corn Growers - Non-land fixed costs include: labor, opportunity cost of unpaid labor, taxes, insurance, general overhead, and machine and equipment expenses. - Other variable costs include: seed, chemicals, fuel, lube, electricity, repairs, water, interest, custom operations, and drying. - Land costs are shown as the rental rate of land (opportunity cost). - Corn Farm Price is Dec. futures price minus $0.30 basis. - Potash consumption in shown in fertilizer years (2008/2009 included under 2008). Data is estimated for 2009. Source: USDA, Fertecon, Intrepid Potash . Corn Farm Price Potash (4%) Land (23%) Non-Land Fixed Costs (27%) Other Variable Costs (31%) Total Fertilizer (19%) Per Bushel Return Historical Corn Input Costs and Price Potash Consumption $ per bushel Potash Consumption (KCL tons ‘000) 0 2000 4000 6000 8000 10000 12000 - 0.50 1.00 1.50 2.00 2.50 3.00 3.50 4.00 4.50 5.00 1996 1997 1998 1999 2000 2001 2002 2003 2004 2005 2006 2007 2008 2009 2010F 2009 2010 Farm Price 3.59 $ 3.40 $ Gross Margin 0.09 $ 0.32 $ Input Costs Potash 0.12 $ 0.12 $ Total Fertilizer 0.85 $ 0.58 $ Other Variable 1.05 $ 0.96 $ Non-Land 0.86 $ 0.84 $ Land 0.74 $ 0.70 $ Total 3.50 $ 3.08 $

17 Few Deposits, Fewer Global Producers 2008 & 2009– MM KCL Equivalent Tons (2) (3) (2) (2,5) Source: Public filings and select country data from Fertecon (1) Mosaic’s fiscal year ends on May 31. (2) PCS has ownership stake. (3) PCS markets Intrepid Potash’s products exclusively outside North America. (4) Compass Minerals produces potassium sulfate (SOP), which does not compete directly with MOP. Compass Minerals’ SOP is produced both directly and by reprocessing MOP purchased from other producers. Estimated reprocessed production is excluded from the figures for Compass Minerals. (5) Estimate for 2009 production. (1) (4) Production Share Canpotex BPC 1.5% 2009 2008 0 1 2 3 4 5 6 7 8 9 10 11 PCS Mosaic Agrium Belaruskali Uralkali K&S Silvinit ICL China APC Intrepid SQM Vale Compass PCS Affiliates BPC Canpotex RoW Intrepid 32.1% 18.6% 19.2% 28.6%

18 Potash Salt COMPO Fertiva Complementary Business Agrium Potash Phosphates Other The Only Western World Potash Pure-Play K+S Potash Potash Phosphates Nitrogen Potash Corp Mosaic Uralkali Potash Intrepid Comparables Revenue by Product - North America Comparables Revenue by Product - International ICL Potash Fertilizer & Phosphates Chemicals & Others Advanced Technologies Nitrogen Phosphates Retail Potash Source: Intrepid Potash, company websites and publicly available 2009 company financial statements. (1) 2008 data as company has not filed a 2009 annual report as of 3/2/2010. Complementary Business Other (1) (1) 35% 32% 33% 13% 2% 19% 16% 50% 24% 27% 49% 100% 3% 4% 14% 5% 67% 7% 100% 52% 31% 17%

Why Potash Only?

Market Structure for Key Fertilizer Nutrients

	Potash	Nitrogen	Phosphate [5]
Producing Countries	12	~60	~40
Key Inputs	■ Potash ore	■ Natural gas	■ Phosphate rock ■ Sulfuric acid ■ Ammonia
% of Overall Fertilizer Market [1]	17%	59%	24%
Market Share of Top 5 Producers[2]	64%	13% Ammonia 39% Urea	41% Phosphoric Acid 49% Phosphate Rock
% of Production Government Controlled[1]	19%	51%	50%
Industry Nameplate Operating Rate [2]	85% Potash (93% Productive Capacity)[3]	86% Ammonia 89% Urea	81% Phosphoric Acid 82% Phosphate Rock
Time for Greenfield	Minimum 7 years	3 years	3 – 4 years
Logistics for Greenfield	Most Difficult	Least Difficult	More Difficult
Estimated Cost for Greenfield [1,4]	$2.6Bn for 2.0MM Tons	$1.4Bn for 1.0MM Tons	$1.5Bn for 1.0MM Tons

(1) Potash Corp.
(2) Potash percentage represents 2007, nitrogen and phosphate percentages represent 2005 figures from Integer Research Ltd.
(3) Estimated by Intrepid Potash based on publicly available historic production data. Operating capacity rates for nitrogen and phosphate expressed as percentage of nameplate capacity. Productive capacity for potash estimated based on publicly available historic production data.
(4) Does not include infrastructure outside the plant gates (e.g. rail, road networks, utility systems).
(5) Includes all types of phosphate fertilizer production.

INTREPID POTASH

19

20 19,033 Low-Cost, Low-Sovereign Risk Expansions Capital Cost Curve for Announced Potash Expansion Projects Capital Costs ($) / ton (1) Incremental Annual Production Capacity (2) MOS / PCS / Intrepid PCS CVRD (Argentina) MagMinerals (Congo) Greenfield Project Intrepid Greenfield (HB Solution Mine) Brownfield Project Intrepid Expansions (Brownfield) Notes: BHP Jansen project not contemplated due to lack of detail regarding necessary investment to complete project (1) Annual KCl production per year (2) Thousand tons of KCl Mosaic 0 200 400 600 800 1,000 1,200

21 Average Potash Consumption Greater than 5x Our Average Production in Our Markets Low High Source: Association of American Plant Food Control Officials (AAPFCO), The Fertilizer Institute (TFI), Intrepid Potash. (1) AAPFCO, Fertecon, USDA. New Mexico Texas Oklahoma Kansas Colorado Mississippi Arkansas Louisiana Idaho Washington Oregon Nebraska Missouri Iowa Illinois California Wyoming Utah Arizona Nevada Strategically Located Assets Minnesota

22 (2) Source: Green Markets and Fertecon Notes: (1) Based on Full Year 2009 for Intrepid Potash Inc., Potash Corp., Mosaic Co., Agrium Inc. (2) Total COGS include: Cash operating costs including all royalty, profit and capital taxes; Royalties of $20 per ton for Intrepid; Royalty, profit and capital taxes of $17 per ton for N. American Competitors. (3) Intrepid reports “average net realized sales price” which is an operating performance measure commonly used in the potash mining industry. Average net realized sales prices are derived by subtracting freight costs from gross sales revenue and then dividing this result by sales tons. Intrepid vs. North American Competitors Most Recently Reported Year ($ per ton) Intrepid’s Advantage Most Recently Reported Year ($ per ton) (1) Our 3.5% net sales royalty rate is significantly lower than royalty and resource tax burden of our principal competitors $151 $37 + = The Intrepid Potash Advantage: Strategically Located and Lower Royalties (2) $541 $390 $(234) $(197) $0 $100 $200 $300 $400 $500 $600 Average Net Realized Sales Price Total COGS Intrepid N. American Competitors $151 $(37) $114 ($40) ($10) $20 $50 $80 $110 Average Net Realized Sales Price Total COGS Gross Margin Advantage 2005 2006 2007 2008 2009 Q1 2010 Intrepid average net realized sales price per ton advantage (3) 29.00 $ 43.00 $ 39.00 $ 88.00 $ 151.00 $ 47.00 $

Global Industry Susceptible to Production Interruptions & Supply "Shocks"

Mine Closures Due to Water Inflows


St. Paul mine(Congo) (0.8MM tons KCL / yr)
Berezniki 3 mine (1.8MM tons KCL / yr)
PCA (Patience Lake) (0.8MM tons KCL / yr)
Potacan mine (0.8MM tons KCL / yr)
Berezniki I (1.3MM tons KCL / yr)
1976
1980
1984
1988
1992
1996
2000
2004
2010
Mines with Water Inflows
• K2 Mine Esterhazy
• Penobsquis Mine, Sussex

Due to geology, in the 70 plus years of potash mining in the Carlsbad area, there has never been a mine lost to flooding or a water incursion

Mine Closures Due to Depletion

Depleted Conventional Mines	Mines Currently With Less than 15 Years Reserve Life
■ Theodore, Amelie, Marie Louis mines in France	■ Potash operations at Mosaic's Hersey facility will be discontinued in 2012
■ Pasquasi and San Cataldo mines in Italy	■ Mosaic, Carlsbad (Potash operations)
■ Salzdetfurth, Friedrichshall, Bergmannssegen-Hugo, Siegfried-Giesen, and Niedersachen-Riedel German mines	■ Boulby, England
■ Trona, California	■ Soligorsk I, Belarussia
■ Several West German / East German mines	■ Taquari, Brazil
■ Horizon-Amax, Wills-Weaver, Saunders in Carlsbad	

Source: Fertecon, Intrepid Potash, and public filings

INTREPID POTASH

23

24 In spite of financial crisis, population growth continues Assuming a 1.1% growth rate in world population of 6.9 billion people: Each year – 75 million more people or approximately nine more New York Cities This would require an additional 40 million acres of arable land (1.2x the farmland in Iowa)(1) A world yield increase of 1.1% per year, to maintain current rates of arable land Potash Deliveries Track Population Growth Source: Fertecon, US Census Bureau. (1) State Data Center of Iowa; 2006 estimate. Collapse of Soviet Union Potash Deliveries 5-Year Forward CAGRS (2008 – 2012) 5.0% China 5.7% Brazil Historical Global Population or Potash Delivery Trendline 0 10 20 30 40 50 60 70 1981 1984 1987 1990 1993 1996 1999 2002 2005 2008E 2011E (000s Tons of Delivery in KCL Equivalent) 0 1 2 3 4 5 6 7 8 Global Midyear Population (in billions) World World ex. FSU

25 Fundamentals of Increasing Population Continue to Drive Grain Demand Over the Long-Term Note: Grains include corn, wheat, barley, oats and sorghum. Stock to use ratio is average inventory / consumption for that year; data updated monthly. Source: United Nations Food and Agriculture Organization (FAO), USDA, Potash & Phosphate Institute (PPI,) International Fertilizer Industry Association (IFA), Fertecon. (1) Futures prices based on closing price of Chicago Board of Trade futures contracts as of 6/11/2010; futures prices for December delivery in forecast years. Hectares of Arable Land per Person Hectares per person Crop Prices Over Time(1) World Grain Production and Stock to Use Ratios Grain Production Stock to Use Ratio 5 Year AverageFall 2010 Futures Soybeans: $8.40 $9.09 Wheat: $5.14 $4.86 Corn: $3.45 $3.71 10% 20% 30% 40% 50% 600 800 1,000 1,200 1,400 1,600 1,800 2,000 1980 1983 1986 1989 1992 1995 1998 2001 2004 2007 2010E Stocks to Use Ratio Grain Production (Millions of Tons) 0.38 0.32 0.29 0.25 0.22 0.21 0.00 0.10 0.20 0.30 0.40 0.50 1970 1980 1990 2000 2010E 2020E $0 $2 $4 $6 $8 $10 $12 1980 1986 1992 1998 2004 2010E $/bushel Wheat All Corn Soybeans

U.S. Corn Production Utilized for Ethanol 26 Source: USDA, Food and Agricultural Policy Research Institute (FAPRI). U.S. Corn (Million Bushels) Percent of U.S. Corn Production Utilized for Ethanol 0.00% 5.00% 10.00% 15.00% 20.00% 25.00% 30.00% 35.00% 40.00% 0 2,000 4,000 6,000 8,000 10,000 12,000 14,000 16,000 U.S. Corn Production (Million Bushels) Ethanol Utilization (Million Bushels) Ethanol Utilization as a percent of U.S. Corn Production

Consumption of Crops for Ethanol Production 27 Source: USDA, Food and Agricultural Policy Research Institute (FAPRI). Note: Ethanol consumption in the United States is based upon the mandates set forth in the U.S. Energy Independence and Security Act of 2007 Thousand Tons Sugarcane consumes one ton of KCl for every 937 tons of sugarcane produced – sugarcane for ethanol will consume more than 1.6 million tons of potash annually over the next nine years

Worldwide Ethanol Consumption 28 Worldwide Ethanol Consumption - Millions of Gallons Ethanol imports into the United States are expected to grow by almost 1000% over the next nine years, with the bulk of these imports coming from Brazilian sugarcane ethanol Source: Food and Agricultural Policy Research Institute (FAPRI). Note: Ethanol consumption in the United States is based upon the mandates set forth in the U.S. Energy Independence and Security Act of 2007 United States Ethanol Imports - Millions of Gallons

Intrepid Company Overview Strong Long-Term Industry Fundamentals The Only Western World Potash Pure-Play Strategically Located Assets Diversified Markets and Customer Base Well-Defined, Attractive Organic Growth Opportunities that Lower Per-Ton-Costs 29

Marketing & Sales R.L. Moore, Senior Vice President of Marketing & Sales ®

By-Products Salt Metal Recovery Salt Magnesium Chloride 31 Intrepid Products Langbeinite Ore Combination of SO3, MgO, and K2O Sylvite Ore Sylvite typically pure KCl

Diversified Markets and Customer Base

Intrepid Potash Sales for 2009



Agricultural
Includes:
Barley
Corn
Cotton
Hay
Nuts
Rice
Soybeans
Vegetables
Wheat
Industrial
Animal Feed

	FY 2008	FY 2009	1Q 2010
Agricultural	62%	69%	86%
Industrial	30%	18%	8%
Animal Feed	8%	13%	6%

- We sell potash into three different markets: Agricultural, Industrial and Animal Feed
  - Agricultural represents ~70% of Intrepid sales compared to an industry average of 92%[1]
- Agricultural primarily consumes granular potash and Trio™, while industrial and animal feed primarily consume standard potash
  - Standard potash costs less to produce
  - Generates better netback
- Industrial primarily consists of deliveries of standard potash to distributors to oil and gas drillers
  - From July 3, 2009 to June 11, 2010 the Baker Hughes United States Rotary Rig Count has increased by 65%, with growth concentrated in the LA, NM, OK, PA and TX markets
  - Industrial customers rely on spot market sales and just-in-time delivery

(1) Source: Fertecon.

32
INTREPID POTASH

Investments to Increase Granulation Capacity and Marketing Flexibility 33 Current Compaction / Granulation Capacity by Facility 2011 Estimated Compaction / Granulation Capacity by Facility Moab Compaction Trio Granulation Potash - Compaction Carlsbad, New Mexico West – 100 percent East – 40 percent Utah Moab – 40 percent Wendover – 40 percent Trio™ - Granulation Carlsbad, New Mexico East – 50 percent Potash - Compaction Carlsbad, New Mexico West – 100 percent East – 40 percent Utah Moab – 100 percent Wendover – 40 percent Trio™ - Granulation Carlsbad, New Mexico East – 100 percent (1) (1) Forecast by end of 2011

34 Sales of Potash & Trio™ in the United States Intrepid Sells Potash & Trio™ into Multiple Markets & Multiple End Users

Intrepid sells its products to national account distributors and independent dealers Intrepid does sell product to a limited number of regional cooperatives Intrepid does not sell directly to farmers 35 Who Are Intrepid’s Customers

The agricultural demand cycle in the United States appears to have returned to normal Farmers recognize the need and value of potassium Spring planting moved at a fast pace given favorable weather and planting conditions Dealer inventory is relatively low and dealers are not buying product unless they have an immediate need Marketing programs from competitors are influencing buyer decisions Currently most dealers are deferring purchases of potash until there is more clarity on price Industrial sales are mixed and highly dependent on regional rig count Animal feed remains an area of consistent strength for Intrepid 36 What Are We Seeing In Today’s Market

Operations John G. Mansanti, Vice President of Operations ®

38 Estimated Long-Life Reserves (1) Product / Operations Date Mine Opened Current Extraction Method Minimum Remaining Life (years) Current Annual Estimated Productive Capacity in Potash Product Tons Muriate of Potash Solar Moab 1965 Solution 126 130 Wendover 1932 Shallow Brine 30 100 HB Solution Mine(2) N/A Solution 28 - Conventional Carlsbad West 1931 Underground 130 430 Carlsbad East 1965 Underground 57 250 Total Muriate of Potash 910 Sulfate of Potash Magnesia (Langbeinite) Carlsbad East 1965 Underground 51 210 (1) The determination of estimated reserves has been prepared by Intrepid and is based on an independent review and analysis of our mine plans, geologic, financial and other data by Agapito Associates, Inc. See our Annual Report on Form 10-K for the fiscal year ended December 31, 2009 for more information. (2) The Carlsbad HB Solution Mine reserves are based on the planned flooding of 4,400 of the 21,600 acres of the old mine workings and recovery of potash from the residual pillars only with the brine extracted using submersible pumps. Debottlenecking capacity brings efficiencies and lowers per ton costs

39 Intrepid Production Volume History & Outlook Tons (000’s) Intrepid’s Potash Potassium Production Volume Growth Estimated Productive Capacity Historical 0 200 400 600 800 1,000 1,200 1,400 1,600 2000 2001 2002 2003 2004 2005 2006 2007 2008 2009 2010 2011 2012 2013 Potash Production Trio Production Current Estimated Potash Productive Capacity Current Estimated Trio Productive Capacity LRIP Production HB Production

40 Intrepid Mine & Processing Locations Location Facility / Mine Production Method Year Acquired Moab, Utah Moab Mine Solution / Solar Evaporation 2000 Wendover, Utah Wendover Mine Lake Brine / Evaporation 2004 Carlsbad, New Mexico East Mine Underground Extraction 2004 West Mine Underground Extraction 2004 North Facility Surface Granulation for West 2004 Intrepid owns four active mines and five active production facilities

Intrepid Mine Process by Facility

	West Potash		East Potash		East Trio	Utah Potash	
MINE	Mine		Mine			Pump	
	Shuttle		Shuttle			Evaporate	
	Convey		Convey			Harvest	
	Hoist		Hoist				Mag Salts
PROCESS	Crush		Crush			Crush	
	Grind		Grind			Grind	
	Deslime		Hot leach		Cyclone		
	Float		Crystallize		Rinse	Float	
	Dry	Tails	Dry	Tails	Dry	Dry	Tails
SIZE	Size		Size			Size	
	Compact		Compact		Granulate [1]	Compact	
	Size		Size			Size	
	Load		Load			Load	

(1) Granulation installation is a component of the approved Langbeinite Recovery Improvement Project investment.

INTREPID POTASH

41

Mine began as a conventional underground mining operation in 1965 Converted in 1971 to a system combining solution mining and solar evaporation Intrepid acquired the Moab Mine in 2000 and doubled production via: Combination of the drilling of new vertical wells into previously untapped areas of the old mine at a depth of approximately 3,000 feet Drilling of innovative horizontal solution mining caverns into previously untapped potash ore zones at a depth of approximately 4,000 feet 42 Moab, Utah Moab Mine Product Muriate of Potash Extraction Method Solution / Solar Evaporation Process Method Flotation Current Estimated Productive Capacity 130,000 tons of Potash annually Minimum Remaining Reserve Life 126 Years

Moab Solar Ponds 43

44 Moab, Utah Capital Investment Since Acquisition in 2000 Key capital investment projects in Moab include: Drilling and completing the first horizontal potash solution mining caverns validating the mining method and adding over 100 years of mine life to the facility based on proven and probable reserve calculations. Continuing to add new solution mining caverns in order to provide more potassium rich brine to our solar evaporation ponds Added cage mill in 2009 to improve potash recoveries In 2010 we have approved construction of additional compaction capacity for our Moab facility to allow for granulation of 100 percent of our production which will provide greater marketing flexibility Since 2000, approximately $28 million has been invested in the Moab mine and facility

Wendover Mine Product Muriate of Potash Extraction Method Lake Brine Evaporation Process Method Flotation Current Estimated Productive Capacity 100,000 tons of Potash annually Minimum Remaining Reserve Life 30 Years 45 Wendover Mine, Wendover Utah Actively used for potash production from naturally occurring brines for over 75 years Brine from a shallow potash containing aquifer is collected in over 100 lineal miles of open ditches throughout the 88,000 acres of land controlled by Intrepid

46 Wendover, Utah

47 Wendover, Utah Capital Investments Since Acquisition in 2004 Since 2004, approximately $13 million has been invested in the Wendover, Utah mine and facility Key capital investment projects in Wendover include: Drilling and completing long-lived deep brine wells to ensure a reliable supply of potassium brine to the production system Installing new flotation equipment to improve potash recovery Replacing the existing dryer with a higher capacity dryer capable of using different fuel sources Planning the construction of a new warehouse to increase our product storage capacity

48 West Mine, Carlsbad, New Mexico West Mine Product Muriate of Potash Extraction Method Underground Process Method Flotation Current Estimated Productive Capacity 430,000 tons of Potash annually Minimum Remaining Reserve Life 130 Years The West Mine consists of a mine and mill originally built in 1931 The main ore body at the West mine is located 800 to 1,100 feet below the surface The surface facility uses a flotation process to separate the sylvite from the salt The refined potash is transported to the North Facility where it is compacted and processed into a granular form suitable for agricultural applications

49 West Mine

50 East Mine, Carlsbad, New Mexico East Mine Product Muriate of Potash - White Extraction Method Underground Process Method Hot Leach Crystallization Current Estimated Productive Capacity 250,000 tons of Potash annually Minimum Remaining Reserve Life 57 Years Product Sulfate of Potash Magnesia (Trio™) Extraction Method Underground Process Method Cyclone Current Estimated Productive Capacity 210,000 tons of Trio™ annually Minimum Remaining Reserve Life 51 years

The East Mine, which began operating in 1965, consists of a mine and a mill, as well as compaction, warehousing, and load-out facilities The main ore body of the East Mine is located approximately 900 to 1,100 feet below the surface and is a mixed ore body with two minerals sylvite langbeinite The East mill produces 62 percent K2O white Muriate of Potash (MOP) from sylvite ore and Sulfate of Potash Magnesia products, 22 percent K2O , Trio™, from the langbeinite ore Potash is refined from the ore through hot brine dissolution of the potassium salts commonly called “hot leaching,” and then re-crystallization by rapidly cooling the brine Langbeinite is currently refined using cyclone technology and water to dissolve the salt; technology currently being replaced with dense media separation circuit 51 East Mine, Carlsbad, New Mexico (Cont.)

52 North Facility, Carlsbad, New Mexico The North Facility is a granulation plant with storage, load out, and shipping facilities The finished product is transported by rail and truck to agricultural customers

Capital Investment in Carlsbad New Mexico Since Acquisition in 2004 53 Since 2004, approximately $250 million has been invested in the Carlsbad mines and facilities Key capital investment projects at the East mine include: Adding of a fifth underground mining panel Adding new wash thickeners to improve brine recoveries Replacing warehouse buildings to ensure adequate storage capacity Key capital investment projects at the West mine include: Installing new flotation equipment to improve potash recoveries Upgrading the skips and hoist to enable more system throughput of ore Installing an underground stacker/reclaim which improves efficiency by decoupling the surface and underground operations Installing a hydro-float recovery circuit to increase potash recoveries Installing distributed control systems for the surface operations

Break ®

Organic Growth Opportunities: HB Solution Mine and North Mine Asset Hugh Harvey, Executive Vice Chairman of the Board and Kevin Ryan, Senior Project Engineer ®

56 Solution Mining & Intrepid Potash The Moab mine was the first property acquired by Intrepid The prior operator had seen consistent decline in production and was in the final years of operations Intrepid adapted methods from the oil and gas industry drilling the first horizontal potash mining caverns at Moab mine Intrepid doubled production in the first year of ownership of Moab mine The HB Solution mine opportunity in Carlsbad, New Mexico is significant

Mine Construction by Texas Gulf Sulfur; underground mechanical mining: 1964-1969 Solution mining of potash from flooded mine workings : 1970 – present Intrepid predecessor acquires the oil and gas leases on the Moab property in the late 1990’s Intrepid purchases mine: solution mining of potash from horizontal caverns 2000 - present Evolution of Moab Mine 57

Texas Gulf had misinterpreted the ore structure; undulating folded and faulted ore body which could not be mined efficiently Low extraction ratio: Only 25% of ore extracted; 75% left in non-minable areas Underground Mechanical Mining, 1964-1969: only five years of mine life vs. 25 year mine plan Problems Encountered During Underground Mining at Moab Mine 58

#1 Shaft Smooth Contour Lines Pre-Mining Interpreted Ore Contours 59

Post Mining Actual Ore Contours 60

1970 Underground Mine Perimeter 61

Potash 5 Ore Cross Section Through 1st South Mains 62

Underground Mechanical Mining 1962-1969; unsuccessful New technology saves the mine: Solution Mining of potash from flooded mine workings: 1970 – present Mining equipment removed; 13 injection/ extraction wells drilled; mine flooded with fresh water 420 acres of PVC lined Solar Ponds constructed 3 ½ miles from plant site Transition of Moab Mine from Underground Mine to Solution Mine 63

Evaporation Pond Construction 64

Evaporation Pond Construction 65

Moab Mine Process Flow 66

Brine Extraction Pump 67

View of injection well #24 in Moab, Utah, approximately 2,000 gpm 68

Potash Brine Extraction Well 69

Harvesting Product from Ponds 70

Product Unloaded Into Slurry Pit and Sent to Plant Via Pipeline

Moab Mine Surface Facilities 72

Flotation Cells Separate Potash from Salt 73

Inject salt saturated brine to selectively mine potash while minimizing the use of fresh water Create as much surface area as possible for each well drilled Make the target well easy to intersect Consider using brine heated to a level above the rock temperature Intrepid Design Criteria for Horizontal Caverns 74

Horizontal Model 75 Ore To date, the mine has recovered 5.5 million tons of potash from about 520 acres of oil mine workings in Potash #5. Additional, deeper, mineable reserves are present in Potash #9 and Potash #19. After the Cane Creek Mine is expanded, ore reserves are sufficient to operate the property for another 30 years or longer. The Horizontal Bores Horizontal “wells” are bored using standard oil-drilling technology. Several horizontal bores may be drilled from one vertical shaft. All but the vertical portion of the bore is left uncased. The vertical, cased, shafts become the injection wells. A larger, horizontal, bore is drilled across the ends of the main array. This forms the gathering cavern. Cased wells at the ends become the extraction wells. When the hot brine is injected into the input wells, it flows through the horizontal bores in the potash zone, and is pumped back to the surface through the gathering cavern and wells. As the brine flows through the bores, the potash, which is more soluble than salt, dissolves into the brine and the cavities enlarge. The Future Modern solution mining techniques will be applied to expand the existing operation. For example, horizontal wells will be drilled to expose new ore. The overall process will be made more efficient by heating the brine before underground injections, and then cooling the returning, potash-rich brine at the surface. This cycle results in direct potash crystallization, leaving the salt in solution. The need for evaporation ponds will be reduced and the plant will produce more potash and less salt. Gathering Cavern Lateral bores Other extensive, unmined, sylvite deposits (Potash #9) 800 feet below present operations Inactive area flooded with potash-rich Previously flooded, old, room-and-pillar mine Other extensive, unmined, carnallite deposits (Potash #19) 2500 feet below present operations Limestones Sandstones Shale Shaley Limestone Potash Salt Extraction Extraction Extraction Future Present Injection New extraction well for inactive area of present operation Injection wells

Moab Well Drilling 76

Horizontal Cavern System 77

Horizontal Cavern System 78

Horizontal Cavern System 79

Horizontal Cavern System 80

Horizontal Cavern System 81

Well 27H, Target Cavern Well 28H Multilaterals Cavern System Well 27H and 28H 82

HB Solution Mine: Incremental Low Cost Tons

- $700 per ton Capex to reopen an existing mine compared to an estimated cost of ~$1,400 per ton for greenfield projects
- HB solution mine expected to be among the lower-cost potash mines in North America
  - Same proven solar evaporation and solution mining technology as used in Moab
  - Will share infrastructure with existing Carlsbad operations
  - Production cost per ton estimated to be $65 to $75 per ton(1)
  - Estimated annual production – 150,000-200,000 tons
- Filed permit application in March 2008; Proposed Mine plan submitted to the BLM in May 2008; BLM requested Environmental Impact Statement (EIS) in January 2009
- We anticipate the BLM will complete the EIS process by third to fourth quarter 2011
- Production planned to begin ~12 months after permit approval and full production two years after construction begins
- Total area available to be flooded: 1.3x size of Manhattan

Potash Pillar



(1) Based on third party feasibility study.

INTREPID POTASH

83

HB Solution Mine Project Background 84 HB Solution mine is the inactive Potash Company of America mine, also known as the Eddy Potash mine, located in Carlsbad, New Mexico Mine has been inactive since 1997, when conventional mining had depleted the ore body Room-and-pillar mining method used a combination of primary and secondary mining Ore zone is approximately 5-feet thick, 500 to 1,500 feet below surface Approximately 30% of the potash remains in the inactive mines Solution mining provides a highly economic method to extract additional potash from the inactive mines

Land Ownership and Acreage 85 Surface Ownership 82% federal 13% state 5% private Relevant Project Acreage Total project area = 38,453 acres Targeted open mine workings = 11,100 acres Flooded areas with mine workings = 4,330 acres Total surface area for evaporation ponds 800 acres, 20% on public lands

Geology Project Description Project Components Solution Mining Target Wells and Pipelines Solar Ponds New HB Flotation Plant Permitting Requirements Project Benefits/Environmental Protection HB Solution Mine Project Overview 86

HB Solution Mine: Project Timeline & EIS Process 87 Sixteen months into the EIS process with the BLM and we continue to remain on schedule BLM has issued its scoping summary report for the EIS and is moving forward on preparation of the draft EIS Working with the New Mexico Environment Department on the issuance of an underground injection permit for the mine; we believe issuance of this permit should occur shortly HB Project Update

BLM Permitting Process 88 In Process

Solution mining and solar evaporation are proven technologies around the world and are used by Intrepid at our Utah facilities HB solution mine will leverage expertise and experience from Moab HB solution mine will apply similar solution mining and processing techniques Major facilities to be constructed 6 injection wells and 5 extraction wells and associated pipelines primarily on Federal and State lands ~ 500 acres of solar evaporation ponds on Intrepid fee property Construction of new flotation plant adjacent to West Plant 28 year mine life at ~ 150,000 – 200,000 tons potash/year HB Solution Mine Project Description 89

90 HB Solution Mine Injection Area

HB Solution Mine Operational Overview 91

PCA Miner Solution Mining Ore Target 92

HB Solution Mine Potash Pillars 93

Pillar After Mining Complete 94

Pillar after 120 Days 95

Maximum fill elevations Use of the natural geology Extent of potash Structure of the beds Healing nature of the salt Low hydraulic conductivity Injecting a conditioned (NaCl Saturated) injectate Selective dissolution of KCl, NaCl is not targeted Process controls and monitoring Fluid levels Automated injection shut-down Monitoring (and extraction) wells Controlling the Injection Process 96

97 Pump water from four wells in the Rustler Formation (<500 feet below surface) Average projected water extraction: 1,100 gpm everyday for the life of the project; approximately 1,774 acre-feet Rustler water for this project is high in NaCl (sodium chloride as in table salt) and is not usable for drinking water, irrigation, or livestock use Injection of saline water into existing mines via injection wells Six injection wells located to allow the injection of conditioned brine up to the maximum injection level of the former potash mine workings Injectate would be composed of Rustler groundwater and NaCl Flow rate of up to a maximum 2,000 gpm would be divided between the six injection wells HB Solution Mine Injection

98 Extraction of potassium-rich solution by pumping to the surface via extraction wells The pregnant brine would then be recovered through the five extraction wells positioned at the lower portions of the former workings Extraction wells would also be used to monitor fill elevations for injection control and to collect brine for quality monitoring Transport of brine solution by surface pipes (4” to 20” diameter) Pipes to be located along existing roads or trails where possible HB Solution Mine Brine Extraction

HB Solution Mine – Minimal Surface Disturbance 99

HB Solution Mine Evaporation 100 Evaporation ponds to be constructed as a system of about 25 ponds, 20-25 acres each for total of approximately 520 acres Cascading pond layout facilitates pond management of varying stages of salt concentrations This is the same method we use at our Moab Facility Water evaporates, leaving potash and other salts Potash crystals to be harvested from ponds via road scrapers Potash transported to new processing plant in existing West mine facility

Cascading solar ponds 101

Cascading solar ponds 102

Scraper – Harvesting Potash From Solar Ponds 103

Ore harvested from the solar ponds will be pumped through a pipeline as a slurry to the new HB mill Potassium and sodium chloride are separated in the flotation mill using an amine flotation process. Product is transported from the new HB mill to the North mine facility for drying, grading and preparation for sale The sodium chloride by-product generated (NaCl tailings) in the flotation process will be recycled and added to the Rustler source water to make additional injectate HB Solution Mine Potash Ore Processing 104 Potash Ore Process Flow

Flotation cells 105

HB Solution Mine Mill 106

Low cost extraction of 5MM tons potash Cash operating cost of approximately $65 - $75 per ton Royalties of over $90MM generated for state and federal government Additional workforce of 30 - 40 employees drawn from local area First year construction phase will employ 150 - 200 contract workers HB Solution Mine - Expected Benefits 107

Designed to minimize environmental impacts and utilize green technologies Designed to minimize surface disturbance Designed to use abundant salty, non-potable groundwater for makeup water to inject into underground workings Not usable for drinking water Not usable for irrigation Not usable for livestock Groundwater protection – monitoring and leak detection network Subsidence monument network to monitor any ground movement Solar energy used for evaporation Environmental Protection 108

North Mine Opportunity Opportunity to expand potash production by over 400,000 tons annually The idle North Mine can be reopened with less capital spending and shorter lead time than greenfield projects: Two high capacity operating mine shafts Existing utilities and mine permits Known geology and resource Existing compaction, storage, and load-out facilities Primary investment would require installation of a flotation plant and restoration of underground workings Strong synergies with the existing mine assets could defray development costs Market sensitive project – further progress dependent on appropriate market factors 109

Financial Review & Capital Projects Dave Honeyfield, President, Chief Financial Officer & Treasurer ®

111 Solid Financial Performance EBITDA(1) (In millions) Balance Sheet as of March 31, 2010 (1) This is a financial measurement not calculated based on U.S. Generally Accepted Accounting Principles (Non GAAP). Non-GAAP reconciliation available in the appendix to this presentation. Net Income (In millions) Earnings Per Share (Diluted) $43.6 $31.5 $20.8 $14.5 $26.6 Q1 09 Q2 09 Q3 09 Q4 09 Q1 10 $25.2 $17.4 $13.3 $12.3 $11.8 Q1 09 Q2 09 Q3 09 Q4 09 Q1 10 $0.33 $0.19 $0.13 $0.09 $0.16 Q1 09 Q2 09 Q3 09 Q4 09 Q1 10 Cash and Investments $ 129 million Total Assets $ 781 million Debt Outstanding $ - Stockholders Equity $ 722 million Availability under the Credit Line $ 125 million

112 Selected Operating Data Potash Average Net Realized Sales Price (Per short ton) Trio™ Average Net Realized Sales Price (Per short ton) (1) Unaudited results. Intrepid expects to release its second quarter 2010 financial results on August 3, 2010, and expects to file its Quarterly Report on Form 10-Q for the quarter ending June 30, 2010 with the U.S. Securities and Exchange Commission on August 4, 2010. (1) (1) $295 $425 $623 $762 $727 $674 $458 $408 $354 $370 - $375 Q1 08 Q2 08 Q3 08 Q4 08 Q1 09 Q2 09 Q3 09 Q4 09 Q1 10 Q2 10 To Date $123 $188 $283 $323 $330 $338 $246 $190 $167 $160 - $165 Q1 08 Q2 08 Q3 08 Q4 08 Q1 09 Q2 09 Q3 09 Q4 09 Q1 10 Q2 10 To Date

Q1 2010 Was Strong For Intrepid Aggregate sales of potash in the first quarter of 2010 were 243,000 tons and reflected a more typical agricultural cycle spring fill and application season Red Granular product inventory and production was fully committed through mid-May 2010 The Intrepid list price increased on March 1, 2010 to: Potash - $390 per ton FOB the mine Trio™ - $196 per ton FOB the mine Truck demand from Intrepid facilities during the first quarter of 2010 returned to more normal seasonal levels Industrial demand for potash lagged historical levels during the first quarter of 2010 We began working to resume full staffing and production at our Carlsbad, New Mexico facilities 113

Q2 2010 to Date Spring buying in the agricultural market is essentially complete, following a normal demand pattern June & July historically slower period in agricultural sales cycle Dealers are purchasing when they have specific demand requirements from farmers Industrial sales in the Rocky Mountain region, which is serviced by our Utah operations, primarily oil & gas drilling, remain weak as rig count in the Rockies has not expanded as rapidly as other areas of the country 114 Preliminary Sales Volumes Preliminary Average Net Realized Sales April 2010 (1) (short tons) May 2010 (1) (short tons) Prices 4/1/10 – 5/31/10 (1) Potash 65,000 34,000 $370 - $375 Trio™ 23,000 32,000 (2) $160 - $165 (1) Unaudited results. Intrepid expects to release its second quarter 2010 financial results on August 3, 2010, and expects to file its Quarterly Report on Form 10-Q for the quarter ending June 30, 2010 with the U.S. Securities and Exchange Commission on August 4, 2010. (2) Includes 13,000 ton export sale in May

Well-Defined Attractive Growth Opportunities to Increase Production and Lower Per Ton Costs

- 2010 Capex budget of $125 to $155 million
  - $45 to $65 million likely to be allocated to sustaining and improvement capital
  - $55 to $75 million likely to be allocated to fund portions of the projects listed below

	Facility	Estimated	Key Benefits	Estimated Capex Range for Future Projects (1)	Estimated in service date
Potash Debottlenecking and Expansion Projects at Existing Facilities					
Storage and Hoisting Capacity Upgrade	West	H2 2009	• Decouple underground and surface operations • Improve potash recoveries at West mine		In Service
Hydro-Float	West	H2 2010	• Improve potash recoveries at West surface facility by recovering fines that would normally go to tailings		In Service
Wash Thickeners	East	H2 2010	• Improve brine recoveries • Improve efficiency of surface processing facilities		In Service
Digital Control System	Carlsbad	2010	• Enhance both surface and underground operational performance of facilities • Enhance underground safety at facilities	$6-$7MM	2010
Additional Compaction	Moab	2010	• Ability to granulate 100 percent of production from Moab • Provides flexibility to respond to differing market demands	$15-$17MM	2010
Additional Caverns	Moab	2010	• Provide more brine to solar evaporation ponds • Increase production	$5-$6MM	2010
Significant Future Recovery & Productivity Projects					
Langbeinite Recovery Improvement Project	East	2011	• Step change in langbeinite recoveries • Reduced water consumption • Lower East mine per ton cost structure • Added flexibility to product mix	$85-$90MM	2011
HB Solution Mine	HB	2013	• Convert inactive mine to low cost solution mine • Utilize solar evaporation to create low cost tons • Expected annual production of 150,000 – 200,000 tons • Permitting expected by third or fourth quarter 2011	$120-$130MM	2013

(1) All dollar amounts for future capital spending are estimates that are subject to change as projects are further developed, modified, deferred, or canceled.

115

116 Underground Stacker Reclaim

Underground Stacker Reclaim 117

East Wash Thickener 118

$15.5 million capital investment in 2010 Ability to granulate up to 100 percent of annual production from Moab facility Project allows flexibility in production mixes to meet market demand Current compaction capacity at Moab is approximately 40 percent of annual production capacity All long lead time materials (compactor and components) are currently in Utah Project expected to be complete by year end 2010 119 Moab Compaction

Intrepid believes the market is beginning to recognize the combined value of the nutrients in Trio™, potassium, magnesium and sulfur, and, as a result, we expect our pricing opportunity in the premium market to strengthen Growing Langbeinite Business Presents a Key Opportunity for Intrepid In 2005, Intrepid made the initial investment to recover langbeinite from the East mine The 2010 Langbeinite Recovery Improvement Project is the next step in the development of our langbeinite business Optionality to add on to the project to further increase productivity in the future Intrepid has hired two full time individuals, including a PhD agronomist, to grow the langbeinite market domestically and internationally Demand for granular Trio™ continues to grow Intrepid has over 50 years of remaining langbeinite reserves 120

Current Langbeinite Recovery Plant Built in 2005 121

122 Current Langbeinite Recovery Circuit

Langbeinite Recovery Improvement Project Expected to increase langbeinite recoveries from 35 percent to 50 percent thereby reducing cash costs per ton Expected to reduce process water consumption Allows for production flexibility through the ability to granulate 100 percent of standard production Utilizes existing production assets Ability to increase production capacity in the future Can add flotation circuit to increase recoveries to approximately 70 percent with incremental investment Total project investment of approximately $85mm - $90mm $35mm to be incurred in 2010 Attractive IRR project at current Trio™ pricing 123 Project Benefits & Opportunities Project Economics

Current Trio™ Market and Growth Potential (1)

- The current market for Trio™ consists mainly of granular sales, with significant growth possible in the granular market



Current Trio™ Sales Profile
90,000
320,000
580,000
70,000
Domestic Granular
Domestic Standard
Int. Granular
Int. Standard
Growth Potential for Trio™
90,000
470,000 (+150,000)
630,000 (+50,000)
70,000
Domestic Granular
Domestic Standard
Int. Granular
Int. Standard

Total Current Market ~ 1.1M tons

Estimated Market in 2015 ~ 1.3M tons

- Intrepid is investing in education and marketing programs intended to increase awareness of the benefits of magnesium and sulfur
- The majority of the growth should be in the international granular market:
  - There is a move towards blend grade fertilizers as increasing farm size drives the need for more efficient farming
- The Langbeinite Recovery Improvement Project will give us the ability to meet this growing demand as we can granulate 100 percent of our estimated standard production if necessary

(1) The data presented in this slide is based on estimates prepared by Intrepid Potash, Inc.

INTREPID POTASH

124

Langbeinite Recovery Improvement Project Timeline 125 January – April 2009 July – December 2009 May 2010 October 2010 Late 2011 Feasibility Study Pilot testing with Dense Media Separation (“DMS”) circuit Lab flotation and pilot test-work on site Langbeinite granulation test-work Visit to site to view DMS equipment in use Review relative plant size and layout Discussions with operations/maintenance on functionality Basic Engineering Contracted with AMEC in July 2009 Reviewed and considered alternatives Performed risk analysis simulation on all project phases Fine tuned project schedule and tasks Project approved by Board of Directors Construction expected to begin Project completion expected

126 Final Thoughts Strong Long-Term Industry Fundamentals The Only Western World Potash Pure-Play Strategically Located Assets Diversified Markets and Customer Base Well-Defined, Attractive Organic Growth Opportunities that Lower Per-Ton-Costs

Questions & Answers 127

Appendix ®

129 Conversion Rates 1 metric tonne = 1.102 short tons 1 product ton of potash (KCL or KCL Equivalent) = 61% K20 1 product ton of langbeinite = 22% K20 1 product ton of SOP = 50% K20

Non-GAAP Reconciliation

- Earnings before income taxes, interest, depreciation and amortization ("EBITDA") is computed as net income adjusted for the add back of income tax expense, interest expense including derivatives, depreciation, depletion, amortization, asset retirement obligation liability accretion, write-off of term loan bank fee and impairment. This non-GAAP measure is presented since management believes that it provides useful additional information to investors for analysis of Intrepid's ability to internally generate funds for capital investment. In addition, EBITDA is widely used by professional research analysts and others in the valuation, comparison, and investment recommendations of companies in the potash mining industry, and many investors use the published research of industry research analysts in making investment decisions. EBITDA should not be considered in isolation or as a substitute for net income, income from operations, net cash provided by operating activities or other income, profitability, cash flow, or liquidity measures prepared under GAAP. Since EBITDA excludes some, but not all items that affect net income and net cash provided by operating activities and may vary among companies, the EBITDA amounts presented may not be comparable to similarly titled measures of other companies.
- Net income for the three months ended March 31 and June 30, 2008 respectively, is presented on a pro forma basis as fully described in Part I, Item 1A to the respective Form 10-Q's. Pro forma net income includes adjustments to reduce net income for the effect of stock compensation, interest expense, and income taxes for the period prior to our IPO.

Calculation of EBITDA

	2008				2009				2010
	Q1	Q2	Q3	Q4	Q1	Q2	Q3	Q4	Q1
Pro Forma Net Income	$19,284	$32,446	$49,719	$22,690	$24,681	$14,436	$9,520	$6,705	$11,846
Add: Income tax expense	12,657	20,580	29,474	13,927	15,196	13,023	6,392	2,294	7,661
Add: Interest expense, including derivatives	1,433	(1,201)	643	2,703	203	(251)	639	214	555
Add: Depreciation, depletion, amortization and accretion	2,790	2,782	3,076	2,087	3,492	4,256	4,270	5,310	6,539
Add: Write-off of term loan bank fee	-	456	-	-	-	-	-	-	-
Add: Impairment Expense	-	-	756	-	-	-	-	-	-
Total adjustments	16,880	22,617	33,949	18,717	18,891	17,028	11,301	7,818	14,755
Pro Forma Earnings Before Income Taxes, Interest Depreciation, Depletion and Amortization	$36,164	$55,063	$83,668	$41,407	$43,572	$31,646	$20,821	$14,523	$26,601

INTREPID POTASH®

130

Non-GAAP Reconciliation

- Adjusted net income is calculated as net income adjusted for significant non-cash and unusual items. Examples of non-cash and unusual charges include insurance settlements in excess of property losses, non-cash gains or losses associated with unrealized derivative adjustments, our abnormal production adjustment, and the write-off of costs associated with the delay in permitting for the HB Mine associated with contractor mobilization and demobilization. The non-GAAP measure of adjusted net income is presented because management believes it provides useful additional information to investors for analysis of Intrepid's fundamental business on a recurring normal basis. In addition, management believes that the concept of adjusted net income is widely used by professional research analysts and others in the valuation, comparison, and investment recommendations of companies in the potash mining industry, and many investors use the published research of industry research analysts in making investment decisions.

  Adjusted net income should not be considered in isolation or as a substitute for net income, income from operations, cash provided by operating activities or other income, profitability, cash flow, or liquidity measures prepared under GAAP. Since adjusted net income excludes some, but not all items that affect net income and may vary among companies, the adjusted net income amounts presented may not be comparable to similarly titled measures of other companies.

- Net income for the three months ended March 31 and June 30, 2008 respectively, is presented on a pro forma basis as fully described in Part I, Item 1A to the respective Form 10-Q's. Pro forma net income includes adjustments to reduce net income for the effect of stock compensation, interest expense, and income taxes for the period prior to our IPO.

Calculation of Adjusted Net Income

	2008				2009				2010
	Q1	Q2	Q3	Q4	Q1	Q2	Q3	Q4	Q1
Pro Forma Net Income	$ 19,284	$ 32,446	$ 49,719	$ 22,690	$ 24,681	$ 14,436	$ 9,520	$ 6,705	$ 11,846
Adjustments									
Insurance reimbursements	(6,998)	32	1	19	14	2	(5)	(1)	-
Unrealized derivative (gain) loss	1,467	(1,499)	209	2,609	(369)	(846)	405	(631)	(89)
Cost associated with abnormal production	-	-	-	-	1,195	5,179	5,784	9,366	470
Write-off of mobilization costs associated with the delay of the HB Mine	-	-	-	-	-	586	-	-	-
Other	-	-	-	-	-	-	-	440	269
Calculated tax effect [1]	2,174	577	(83)	(1,033)	(320)	(1,875)	(2,356)	(3,495)	(255)
Total adjustments	(3,357)	(890)	127	1,595	520	3,046	3,828	5,679	395
Adjusted Net Income	$ 15,927	$ 31,556	$ 49,846	$ 24,285	$ 25,201	$ 17,482	$ 13,348	$ 12,384	$ 12,241

(1) Estimated effective tax rate of 39.3 percent for 2010, 38.1 percent for 2009 and 39.3 percent for 2008.

131

INTREPID POTASH

132 Selected Financial Data Adjusted Net Income (1,2) (In millions) EBITDA (1,2) (In millions, except gross margin percentage) Net Sales(2) (In millions) Earnings Per Share (2) (Diluted) (1) This is a financial measurement not calculated based on U.S. Generally Accepted Accounting Principles (Non GAAP). Non-GAAP reconciliation available in the appendix to this presentation. (2) Results for the three months ended March 31 and June 30, 2008 respectively, are presented on a pro forma basis as fully described in Part I, Item 1A to the respective Form 10-Q’s. $36.2 $55.1 $83.7 $41.4 $43.6 $31.5 $20.8 $14.5 $26.6 40% 57% 62% 60% 49% 43% 31% 20% 25% Q1 08 Q2 08 Q3 08 Q4 08 Q1 09 Q2 09 Q3 09 Q4 09 Q1 10 $15.9 $31.6 $49.8 $24.3 $25.2 $17.4 $13.3 $12.3 $11.8 Q1 08 Q2 08 Q3 08 Q4 08 Q1 09 Q2 09 Q3 09 Q4 09 Q1 10 $74.2 $99.5 $141.2 $77.3 $88.9 $73.4 $66.4 $73.1 $107.4 Q1 08 Q2 08 Q3 08 Q4 08 Q1 09 Q2 09 Q3 09 Q4 09 Q1 10 $0.26 $0.43 $0.66 $0.30 $0.33 $0.19 $0.13 $0.09 $0.16 Q1 08 Q2 08 Q3 08 Q4 08 Q1 09 Q2 09 Q3 09 Q4 09 Q1 10

133 Historical Quarterly Production and Sales Summary 2010 March 31, June 30, September 30, December 31, March 31, June 30, September 30, December 31, March 31, Production volume (in thousands of short tons): Potash 224 210 200 201 137 131 112 124 172 Langbeinite 56 58 50 34 42 45 60 45 57 Sales volume (in thousands of short tons): Potash 213 213 204 94 99 80 111 150 243 Trio TM 93 47 50 17 38 45 40 25 70 2008 2009

134 Carlsbad Potash Area

135 Potash Production and North American Inventory Levels N. American Inventory (000s Tons KCL Equivalent) Source: IPNI, Fertecon, Intrepid Potash. Potash Production (000s Tons KCL Equivalent) Global Production North American Production 5,000 15,000 25,000 35,000 45,000 55,000 65,000 75,000 500 1,000 1,500 2,000 2,500 3,000 3,500 4,000 4,500 5,000 1995 1996 1997 1998 1999 2000 2001 2002 2003 2004 2005 2006 2007 2008 2009 2010

136 Demand Growth from Brazil, India & China Reaching Recommended Application Levels China Brazil India Source: IPNI, Potash Corp. (MM Tons KCL) Goal to attain self-sufficiency of food supply History of under-application of potash Need to increase yields Increasing land use for agricultural purposes ~15MM ~7MM ~5MM 0 5 10 15 20 25 30 35 Current Potential 0 2 4 6 8 10 12 Current Potential 0 2 4 6 8 10 12 Current Potential

137 Fertilizer Use Below Recommended Rates Source: Morgan Stanley, Agricultural Products Research, September 4, 2008. 146% Shortfall 86% Shortfall 288% Shortfall Global Application Rates (lb/acre) 60 112 24 59 17 66 0 20 40 60 80 100 120 Nitrogen Phosphate Potash Current Application Rate Scientifically Recommended Rate

138 Yield Response at Varying Soil Test Levels Average Yield Response to Potash Fertilization - No data for medium alfalfa yields. Response shown is an average of low and high yield responses. - Avg. relative yield assumes all other factors are non-limiting, yields approach 100% after fertilization, application rates are optimum, and crop response reflects a similar response estimated from many sites and years . Assumes 165.2 bu/acre yield for corn . Source: IPNI. Average Yield Response to Potash Yield (Bu/Acre) Yields improve as nutrients become available High 2009 yields will remove nutrients from the soil Estimated that 38% of fields are in the low or medium categories 0 20 40 60 80 100 120 140 160 180 0% 5% 10% 15% 20% 25% 30% 35% 40 % Very High High Medium Very Low/Low Soil Test Level Corn/Soybeans Alfalfa Corn Yield (Bu/Acre)

Return on Potash Investment for Corn & Soybeans

Return on Potash Investment

Corn

% of U.S. Fields	Soil Test Level (ppm)	Classification	Yield Response to K	Application Rate (lbs/acre K20)	Value of Response	Cost of Potash	Return from Potash	ROI $/$
15%	0-80	Very Low/Low	35%	88.29	$ 194.57	$ 37.99	$ 156.57	$ 5.12
23%	81-130	Medium	13%	44.15	$ 72.27	$ 19.00	$ 53.27	$ 3.80
15%	131-160	High	2%	22.07	$ 11.12	$ 9.50	$ 1.62	$ 1.17
47%	161+	Very High	0%	0.00	-	-	-	-

Soybeans

% of U.S. Fields	Soil Test Level (ppm)	Classification	Yield Response to K	Application Rate (lbs/acre K20)	Value of Response	Cost of Potash	Return from Potash	ROI $/$
15%	0-80	Very Low/Low	35%	123.20	$ 135.54	$ 53.02	$ 82.52	$ 2.56
23%	81-130	Medium	13%	61.60	$ 50.34	$ 26.51	$ 23.83	$ 1.90
15%	131-160	High	2%	30.80	$ 7.74	$ 13.25	$ (5.51)	$ 0.58
47%	161+	Very High	0%	0.00	-	-	-	-

Input Costs for Corn ($/bu)

		2010	
Revenue	$	3.40	
Gross Margin	$	0.32	
Input Costs			**% of Total Costs**
Potash	$	0.12	4%
Total Fertilizer	$	0.58	19%
Other Variable	$	0.96	31%
Non-Land	$	0.84	27%
Land	$	0.70	23%
Total	$	3.08	

Input Costs for Corn ($/acre)

		2010	
Revenue	$	555.90	
Gross Margin	$	52.41	
Input Costs			**% of Total Costs**
Potash	$	19.80	4%
Total Fertilizer	$	94.99	19%
Other Variable	$	156.81	31%
Non-Land	$	136.57	27%
Land	$	115.12	23%
Total	$	503.49	

ROI assumes 163.5 bu/acre and $3.40/bu for corn, 44.0 bu/acre yield and $8.80 for soybeans, $525/ton KCL
Input costs for corn use USDA estimate of 163.5 bu/acre for corn.
Source: USDA, IPNI, & Intrepid Potash.

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Intrepid Potash Management Structure 140

Management Ownership Benchmarking

Insider Ownership Benchmarking Analysis [(1)]
$USMM

Company	Industry	Market Capitalization ($MM)	% Owned by Insiders
Fertilizer			
Intrepid Potash, Inc.	**Fertilizer**	**1,891**	**40.8%**
Compass Minerals International Inc.	Fertilizer	2,471	0.9%
CF Industries Holdings, Inc.	Fertilizer	5,208	0.4%
Potash Corp. Of Saskatchewan, Inc.	Fertilizer	19,620	0.2%
Mosaic Co.	Fertilizer	21,450	0.1%
Agrium Inc.	Fertilizer	9,022	0.0%
Chemicals			
New Market Corp.	Chemicals	1,489	31.3%
Solutia Inc.	Chemicals	1,818	27.9%
Valspar Corp.	Chemicals	2,958	7.1%
Huntsman Corporation	Chemicals	2,361	2.3%
Cabot Corp.	Chemicals	1,841	1.8%
Sensient Technologies Corporation	Chemicals	1,406	1.7%
Nalco Holding Co.	Chemicals	3,196	1.3%
W.R. Grace & Co.	Chemicals	1,859	1.0%
HB Fuller Co.	Chemicals	1,030	0.9%
Cytec Industries Inc.	Chemicals	2,088	0.7%
Westlake Chemicals Corp.	Chemicals	1,475	0.6%
Olin Corp.	Chemicals	1,486	0.4%
Metals and Mining			
Titanium Metals Corp.	Metals and Mining	2,765	16.4%
Worthington Industries, Inc.	Metals and Mining	1,174	9.4%
Royal Gold, Inc.	Metals and Mining	2,336	7.6%
Schnitzer Steel Industries Inc.	Metals and Mining	1,410	4.3%
Commercial Metals Company	Metals and Mining	1,658	2.6%
AK Steel Holding Corporation	Metals and Mining	1,704	1.2%
Carpenter Technology Cop.	Metals and Mining	1,691	0.9%
Stillw ater Mining Co.	Metals and Mining	1,404	0.8%
Century Aluminum Co.	Metals and Mining	1,050	0.5%
Hecla Mining Co.	Metals and Mining	1,366	0.4%
Coeur d'Alene Mines Corporation	Metals and Mining	1,388	0.3%
Mean			**5.6%**
Median			**1.0%**

(1) Market data as of 5/7/2010
Source: CapIQ

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